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                                                                     EXHIBIT 5.1

                       [Letterhead of Baker Botts L.L.P.]

                                                                February 2, 2004

Edge Petroleum Corporation
1301 Travis, Suite 2000
Houston, Texas 77002

Ladies and Gentlemen:

         As set forth in the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Edge Petroleum Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the proposed sale from time to time, of up to 1,736,477 shares (the "Securities") of common stock, par value $.01 per share, of the Company (the "Common Stock"), including 800,785 shares (the "Warrant Shares") issuable upon exercise of the Warrant (as hereinafter defined), certain legal matters in connection with the Securities are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement. The Warrant is exercisable to acquire the Warrant Shares pursuant to the terms and conditions set forth in Warrant dated as of July 11, 2000 between Miller Exploration Company and Guardian Energy Management Corp. (the "Warrant"), which Warrant was assumed by the Company pursuant to the Agreement and Plan of Merger dated as of May 28, 2003 by and among the Company, Edge Delaware Sub Inc. and Miller.

         In our capacity as your counsel in the connection referred to above, we have examined the Restated Certificate of Incorporation and the Bylaws of the Company, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinion hereinafter expressed. In giving such opinion, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

         On the basis of the foregoing, we are of the opinion that:

         1.    The Securities are duly authorized;

         2. The Securities (other than the Warrant Shares) have been validly issued, and are fully paid and are nonassessable; and

         3. If and when issued to holder of the Warrant directly upon exercise thereof in accordance with all the terms and conditions set forth in the Warrant, the Warrant Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.


                                             Very truly yours,

                                             /s/ Baker Botts L.L.P.